Exhibit 10.1

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of February 9, 2026, is between ENERGY VAULT HOLDINGS, INC., a company incorporated under the laws of the State of Delaware, with principal executive offices located at 4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA, 91362 (the “Company”), and each of the investors listed on the Schedule of Buyers attached as Schedule I hereto (individually, a “Buyer” and collectively the “Buyers”).

WITNESSETH

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of September 22, 2025 entered into between the Company and the Buyers (as amended on December 30, 2025 and as further amended from time to time, the “SPA”), the Company issued to the Buyer (i) a convertible debenture in the original principal amount of $30,000,000 on September 22, 2025 (“Convertible Debenture NRGV-1”), (ii) a convertible debenture in the original principal amount of $20,000,000 on December 16, 2025 (“Convertible Debenture NRGV-2”), and (iii) a convertible debenture in the original principal amount of $15,000,000 on December 30, 2025 (“Convertible Debenture NRGV-3”, and collectively with Convertible Debenture NRGV-1 and Convertible Debenture NRGV-2, the “Convertible Debentures”); and

WHEREAS, the parties hereto desire that, upon the terms and conditions contained herein, to amend certain provisions of the SPA and the Convertible Debentures as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.	Definitions. All capitalized terms used but not defined herein and defined in the SPA shall have the meanings given such terms in the SPA.

2.	Covenants.

a.	Section 4(m) of the SPA is hereby amended and restated as follows:

From the date hereof until the earlier of (a) the Convertible Debentures have been repaid or redeemed (or a Company Redemption Notice (as defined in the Convertible Debentures) has been delivered and an amount of cash sufficient to pay the Redemption Amount (as defined in the Convertible Debentures) has been reserved in an account for benefit of the holders of Convertible Debentures) such that $10,000,000 in aggregate principal amount or less remains outstanding and (b) one or more Mandatory Redemption Events (as defined in the Convertible Debentures) have occurred in respect of aggregate Mandatory Redemption Amounts (as defined in the Convertible Debentures) that are equal to or greater than the then-outstanding aggregate principal amount of Convertible Debentures; provided¸ that the Mandatory Redemption Amount is paid on the applicable Mandatory Redemption Date (as defined in the Convertible Debentures) (unless waived by the Buyer) (the “Covenant Termination Date”), without the prior written consent of the Buyer, the Company shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the date hereof) to, directly or indirectly (i) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness, (ii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, (iii) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders of the Convertible Debentures, provided that this clause (iii) shall not terminate on the Covenant Termination Date if Convertible Debentures remain outstanding and shall continue in force and effect until all Convertible Debentures have been repaid or redeemed, (iv) transfer any assets (including equity interests) into a Project Subsidiary (as defined below) that is not directly used by the Project Subsidiary in a then on-going Project, or (v) enter into, agree to enter into, or effect any Discounted Offering or Variable Rate Transaction other than with the Buyer or an affiliate of Yorkville. If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under this Agreement (including, for the avoidance of doubt, the definitions of Permitted Indebtedness and Permitted Liens), the Company shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter, transaction or amount (or a portion thereof) between such baskets, permission or thresholds as it shall elect from time to time.

2

“Permitted Indebtedness” shall mean: (i) indebtedness evidenced by the Convertible Debentures; (ii) Indebtedness existing as of the date of this Agreement and described on a Disclosure Schedule attached hereto (“Existing Indebtedness”) and any refinancing, renewal, or extension of such Existing Indebtedness; provided, however, that (A) the principal amount of such refinancing, renewal, or extension does not exceed the 110% of principal amount of the Existing Indebtedness outstanding as of the date of this Agreement (plus any accrued and unpaid interest and reasonable and documented fees and expenses incurred in connection therewith), (B) such refinancing, renewal, or extension does not result in an earlier maturity date or increased amortization prior to the maturity date of the Existing Indebtedness being refinanced, renewed, or extended, (C) such refinancing, renewal, or extension is not secured by any assets other than those securing the Existing Indebtedness as of the date of this Agreement, (D) the obligors in respect of such refinancing, renewal, or extension are not changed from those of the Existing Indebtedness as of the date of this Agreement and (E) the terms of such refinancing, renewal, or extension are no more restrictive, taken as a whole, than the terms of the Existing Indebtedness as in effect as of the date of this Agreement, as determined in the good faith judgment of the Company; (iii) indebtedness incurred solely for the purpose of financing the acquisition or lease of any equipment, including capital lease obligations with no recourse other than to such equipment and which shall not exceed $2,000,000 without the prior written consent of the Buyer; (iv) Indebtedness (A) the repayment of which has been subordinated to the payment of the Convertible Debentures on terms and conditions and subject to subordination agreements reasonably acceptable to the Buyers, including with regard to interest payments and repayment of principal, (B) which does not mature or otherwise require or permit redemption or repayment prior to or on the 91st day after the maturity date of any Convertible Debentures then outstanding; and (C) which is not secured by any assets of the Company or its subsidiaries; (v) Indebtedness incurred by a Project Subsidiary solely for the purpose of financing a Project, provided that (A) such Indebtedness is non-recourse to the Company and each other Subsidiary (other than with respect to a limited recourse pledge of the equity interests of a Project Subsidiary by the direct Subsidiary parent of the Project Subsidiary (and not, for the avoidance of doubt, by the Company at any time)) and such limited recourse pledge is non-recourse to the direct Subsidiary parent of any Project Subsidiary but for such equity interests so pledged (such limited recourse pledge arrangement herein referred to as a “Limited Recourse Pledge”)), (B) such Indebtedness is secured only by the assets of the Project Subsidiary and by the pledge of the direct Subsidiary parent pursuant to the Limited Recourse Pledge and does not create a Lien on any assets of the Company or its other Subsidiaries (other than the Project Subsidiary and other than in respect of the Limited Recourse Pledge), (C) such Indebtedness does not contain any cross-default or cross-acceleration provision with respect to any Indebtedness of the Company or any of its subsidiaries (other than to other Indebtedness of the Project Subsidiary), and (D) the proceeds of such Indebtedness are used solely for the development, construction, or operation of the specific Project for which the financing is obtained; (vi) any guarantees of any Subsidiary of the Company (and not the Company) provided on terms and conditions and consistent with past practice and in connection with any transfer of federal income tax credits under Section 6418 of the Code; (vii) Indebtedness incurred pursuant to the transactions contemplated by that certain Non-Binding Term Sheet dated as of August 6, 2025, by and between the Company and OIC, L.P, provided that such Indebtedness shall not create or result in any debt obligation for borrowed money or guarantee by the Company; (viii) indebtedness incurred in respect of one more Credit Facilities (provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all indebtedness incurred or issued under this clause (viii) does not exceed the sum of (y) $50 million plus (z) $150 million); (ix) indebtedness constituting reimbursement obligations of letters of credit or other similar instruments; and (x) Permitted Credit Support (provided that immediately after giving effect to any such incurrence or issuance the then outstanding aggregate principal amount of all indebtedness incurred or issued under this clause (x) does not exceed $200.0 million).

3

As used herein, (a) “Project Subsidiary” means a special purpose subsidiary of the Company formed or designated for the sole purpose of development, construction or operation of a Project under designated Project Documents and any other Subsidiary holding equity securities in such entities; (b) “Project” means an energy storage system project and any energy project that is reasonably related, ancillary or complimentary thereto; and (c) “Project Documents” means, for any Project, all material agreements and contracts relating to the acquisition, construction, development, ownership, operation and maintenance of such Project, in each case, other than any financing agreement(s) entered into in connection with such Project.

4

“Credit Facilities” means one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4(m) hereof) or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Permitted Credit Support” means unsecured guarantees that (a) are customarily provided by a direct or indirect parent company in respect of a subsidiary thereof that owns one or more Projects to bona fide third party debt and equity financing parties, offtakers, hedging counterparties, tax credit purchasers and other third-party equipment suppliers and other third party contract counterparties under customary financing, commercial and tax credit purchase agreements and (b) are incurred in the ordinary course of business, in each case, in connection with the development, construction, installation or operation of a Project.

5

“Permitted Liens” shall mean (1) existing Liens disclosed by the Company on a Disclosure Schedule attached hereto; (2) Liens for taxes, assessments or governmental charges or levies not yet due, as to which the grace period, if any, related thereto has not yet expired, or being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (3) Liens of carriers, materialmen, warehousemen, mechanics and landlords and other similar Liens which secure amounts which are not yet overdue by more than 60 days or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (4) licenses, sublicenses, leases or subleases granted to other persons not materially interfering with the conduct of the business of the Company; (5) Liens securing capitalized lease obligations and purchase money indebtedness permitted under sub-clause (iii) of the definition of Permitted Indebtedness incurred solely for the purpose of financing an acquisition or lease; (6) easements, rights-of-way, restrictions, encroachments, municipal zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing debt and not materially interfering with the conduct of the business of the Company and not materially detracting from the value of the property subject thereto; (7) Liens arising out of the existence of judgments or awards which judgments or awards do not constitute an Event of Default; (8) Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance, pension liabilities and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (other than appeal bonds) incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); (9) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) and contractual set-off rights held by such banking institution and which are within the general parameters customary in the banking industry and only burdening deposit accounts or other funds maintained with a creditor depository institution; (10) usual and customary set-off rights in leases and other contracts; (11) escrows in connection with acquisitions and dispositions; (12) royalties and other rights to revenue derived from the sale of the Company’s products that are granted in the ordinary course of business; (13) Liens on the assets of a Project Subsidiary securing Indebtedness permitted under clause (v) of the definition of Permitted Indebtedness so long as such Liens do not attach to the assets of the Company or any other Subsidiary of the Company; (14) Liens of the applicable Subsidiary of the Company (and not the Company) arising directly as a result of the Indebtedness permitted under clause (vi) of the definition of Permitted Indebtedness so long as such Liens do not attach to the assets of the Company or any other Subsidiary of the Company; (15) Liens on identified accounts receivable and the contracts directly evidencing any such accounts receivable (and not any other assets of the Company and its subsidiaries) securing Indebtedness permitted under clause (viii)(y) of the definition of Permitted Indebtedness; and (16) Liens on cash and cash equivalents deposited with the issuer of letters of credit or similar instruments permitted under clause (ix) of the definition of Permitted Indebtedness (and not on any other assets of the Company or any of its subsidiaries) to secure the reimbursement obligations on such letters of credit or other similar instruments.

6

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity, warrants, or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such security, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company (other than as a result of a change of control, fundamental change, asset sale, casualty, condemnation or eminent domain) or the market for the Common Shares (including any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any payment in respect of a tender offer or exchange offer, reorganization, recapitalization, dividend, distribution, stock split or other similar transaction), or (ii) enters into any “equity line of credit,” “ATM agreement” or other continuous offering or similar offering of Common Shares (collectively, an “ATM Agreement”), or effects any offerings or sales pursuant to an existing ATM Agreement, including without limitation pursuant to the sales agreement entered into on November 12, 2024 with Jefferies LLC (the “Sales Agreement”), the equity purchase agreement, dated March 31, 2025, by and between the Company and Hudson Global Ventures, LLC (the “Hudson Global Purchase Agreement”), or the equity purchase agreement, dated August 6, 2025, by and between the Company and Helena Global Investment Opportunities I Ltd. (the “Helena Purchase Agreement”).

7

“Discounted Offering” shall mean a transaction in which the Company issues or sells any equity, warrants, or debt securities at an implied discount (taking into account all the securities issuable in such offering, including the right to receive additional Common Shares) to the market price of the Common Shares at the time of the offering in excess of 25%

3.	Amendment to the Convertible Debentures. Each of Convertible Debenture NRGV-1, Convertible Debenture NRGV-2, and Convertible Debenture NRGV-3 is hereby amended as set forth in Exhibit A attached hereto, Exhibit B attached hereto, and Exhibit C attached hereto, respectively, such that all of the newly inserted text (indicated textually in the same manner as the following example: inserted text) shall be deemed to be inserted and all stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) shall be deemed deleted therefrom. In connection with the execution of this Amendment, the Company shall execute and deliver to the Buyer amended and restated Convertible Debentures reflecting these changes, which amended and restated Convertible Debentures, when executed and delivered to the Buyer, shall amend, replace and supersede the original Convertible Debentures.

4.	Current Report. The Company shall, on or before the second Business Day after the date of the Amendment file with the SEC a current report on Form 8-K describing all the material terms of the transactions contemplated by the Amendment in the form required by the Exchange (including, required exhibits, the “Current Report”). From and after the filing of the Current Report, the Company shall have publicly disclosed all material, non-public information (if any) provided to any of the Buyers by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the transactions contemplated hereby under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Buyers or any of their affiliates, on the other hand, shall terminate.

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5.	Ratification. Except as expressly amended by this Amendment, all the terms and provisions of the SPA and the Convertible Debentures (as amended in accordance with this Amendment) are hereby ratified and affirmed in all respects.

6.	Entire Agreement. The SPA (including, without limitation, all exhibits attached thereto), and the Convertible Debentures as amended by this Amendment, constitutes the entire written agreement of the Parties with regard to the subject matter thereof and supersedes any prior oral or written agreements or understandings.

7.	Counterparts. This Amendment may be executed in one or more counterparts, including faxed or electronic counterparts, all of which will be considered one and the same agreement, and shall become effective when one or more counterparts hereof have been signed by each of the Parties and delivered.

8.	Governing Law. This Amendment and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENERGY VAULT HOLDINGS, INC.

By:	/s/ Michael Beer
Name:	Michael Beer
Title:	Chief Financial Officer

Signature Page to
Second Amendment to
Securities Purchase Agreement

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

BUYER:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matthew Beckman
Name:	Matthew Beckman
Title:	Manager

Signature Page to
Second Amendment to
Securities Purchase Agreement

LIST OF EXHIBITS:

EXHIBIT A: AMENDMENTS TO CONVERTIBLE DEBENTURE NRGV-1

EXHIBIT B: AMENDMENTS TO CONVERTIBLE DEBENTURE NRGV-2

EXHIBIT C: AMENDMENTS TO CONVERTIBLE DEBENTURE NRGV-3

EXHIBIT A

AMENDMENTS TO CONVERTIBLE DEBENTURE NRGV-1

EXHIBIT B

AMENDMENTS TO CONVERTIBLE DEBENTURE NRGV-2

EXHIBIT C

AMENDMENTS TO CONVERTIBLE DEBENTURE NRGV-3